As filed with the Securities and Exchange Commission on June 25, 1999
                                                      Registration No. 333-80831
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              --------------------

                                    FORM S-3
                                AMENDMENT NO. 1
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                              --------------------

                              HECLA MINING COMPANY
              ----------------------------------------------------
             (Exact name of Registrant as specified in its charter)

         Delaware                                       82-012646
 ------------------------------             ----------------------------------
(State or other jurisdiction of            (I.R.S. Employer Identification No.)
incorporation or organization)

                               6500 Mineral Drive
                         Coeur d'Alene, Idaho 83815-8788
                                 (208) 769-4100
     ----------------------------------------------------------------------
    (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                                Michael B. White
                  Vice President, General Counsel and Secretary
                              Hecla Mining Company
                               6500 Mineral Drive
                         Coeur d'Alene, Idaho 83815-8788
                                 (208) 769-4100
             --------------------------------------------------------
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                 with copies to:

                           Roger V. Davidson, Esquire
                     Ballard Spahr Andrews & Ingersoll, LLP
                          1225 17th Street, Suite 2300
                             Denver, Colorado 80202
                                 (303) 292-2400

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.

                              --------------------

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. |X|

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. |_|

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|



                                                  CALCULATION OF REGISTRATION FEE

===============================================================================================================================
                                                                   Proposed Maximum     Proposed Maximum
Title of Each Class of Securities to be       Amount to be        Offering Price Per   Aggregate Offering        Amount of
               Registered                     Registered               Share(1)               Price           Registration Fee
-------------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.25par value, held by
Selling Shareholders                        6,700,250 Shares            $ 2.25             $16,000,000             $4,448
===============================================================================================================================

(1) The proposed maximum offering price is estimated solely for the purpose of determining the registration fee and calculated pursuant to Rule 457(c). The average of the high and low prices of the common stock reported on the New York Stock Exchange on June 24, 1999 were used for the estimate.



          The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                   Prospectus


                              HECLA MINING COMPANY

                        6,700,250 Shares of Common Stock

     The shares of common stock covered by this prospectus are being sold by selling shareholders listed under the heading "Selling Shareholders." Those
Selling Shareholders previously acquired the shares of common stock from us subject to certain limitations on resale regarding the number of shares and the timing of sales discussed in detail in the "Plan of Distribution" section. We will not receive any of the proceeds from the sale of these shares by the Selling Shareholders or bear any selling expenses. However, we will bear the costs relating to the registration of these shares, which we estimate to be $35,000.

     Our common stock is traded on the New York Stock Exchange under the trading symbol "HL." The closing sales price of our common stock was $2.25 on June 24, 1999.

     You should carefully consider the risk factors relating to these shares of common stock that we describe starting on page 6 of this prospectus.




     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these shares or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.








                  The date of this prospectus is June 28, 1999.

                                Table of Contents

                                                                        Page
                                                                        ----


About This Prospectus..................................................   3

Where You Can Find More Information....................................   3

Incorporation by Reference.............................................   4

Special Note Regarding Forward Looking Statements......................   4

Risk Factors...........................................................   6

Hecla Mining Company...................................................  12

Recent Developments....................................................  12

Use of Proceeds........................................................  13

Selling Shareholders...................................................  13

Plan of Distribution...................................................  13

Legal Matters..........................................................  15

Experts  ..............................................................  15

Securities and Exchange Commission
  Position on Certain Indemnification..................................  16

                              About This Prospectus

     You should only rely on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The Selling Shareholders are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted.

                       Where You Can Find More Information

     This prospectus is part of a registration statement under the Securities Act that we filed with the Securities and Exchange Commission for the shares of common stock offered by the selling shareholders. This Prospectus, which is part of the registration statement, permits certain information contained in the registration statement to be omitted from this prospectus.

     We file annual reports, quarterly reports and current reports, proxy statements and other information with the SEC.

     You may read and copy materials that we have filed with the SEC, including the registration statement, at the following SEC public reference rooms:

                              450 Fifth Street, N.W.
                              Room 1024
                              Washington, D.C.  20549

     You can call the SEC at 1-800-732-0330 for more information about the public reference room.

     Copies of our filings with the SEC are also available to the public over the internet at the SEC's website at http://www.sec.gov. Our common stock is listed on the New York Stock Exchange ("NYSE") and, as a result, we also file our reports, proxy statements and other information with the NYSE.

                           Incorporation by Reference

     The SEC allows us to "incorporate by reference" the information that we file, which means that we can disclose important information by referring to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically supersede this information. We incorporate by reference the documents filed with the SEC (file number 1-8491) listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, until this offering is terminated:

     1. Annual report on Form 10-K for the year ended December 31, 1998;

     2. Quarterly report on Form 10-Q for the quarter ended March 31, 1999;

     3. Current reports on Form 8-K dated April 1, 1999 and May 18, 1999;

     4. Proxy statement dated March 29, 1999 for our annual meeting of shareholders held May 7, 1999; and

     5. The description of our common stock which is contained in our registration statement on Form 8-B filed with the SEC under the Exchange Act on May 6, 1983.

     We will provide, at no cost, to each person who receives a copy of this prospectus, on the written or oral request of such person, a copy of any or all of the documents (without exhibits) incorporated into this prospectus by reference. Written or telephone requests for such copies should be directed to our office: Michael B. White, Hecla Mining Company, 6500 Mineral Drive, Coeur d'Alene, Idaho 83815, (208) 769-4100.


                Special Note Regarding Forward Looking Statements

     This prospectus and the documents incorporated by reference into this prospectus contain forward-looking statements about our business. All statements that we expect, believe or anticipate will or may occur in the future, including the following matters are forward looking statements:

      o         year 2000 issues;
      o         future  capital;
      o         development and exploration expenditures;
      o         reserve estimates;
      o         future production of metals;
      o         repayment of debt;
      o         business strategies; and
      o         expansion and growth of business operations.

     These statements are based on assumptions and analyses made by us in light of our experience and our perception of the following:

      o         historical trends;
      o         current conditions;

      o         expected future developments; and
      o         other factors we believe are appropriate in the circumstances.

     These statements are subject to a number of assumptions including the following:

      o risks and uncertainties, including the risk factors in this prospectus;
      o         general economic and business conditions;
      o the business opportunities that may be presented to and pursue by us;
      o changes in laws or regulations and other factors, many of which are beyond our control; and
      o availability to obtain project financing on favorable conditions.

     Significant factors that could prevent us from achieving our stated goals include:

      o         declines in the market prices for our metals; and
      o         adverse changes in the  regulatory environment affecting us.

     You are cautioned that any of these statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements.

                                  Risk Factors

     Prior to making an investment decision, you should carefully consider, together with the other information contained in and incorporated by reference into this prospectus, the following risk factors.

     We have incurred operating losses and we may incur continued losses for the foreseeable future.

     We have incurred losses from operations for each of the last eight years. For the year ended December 31, 1998, we reported a net loss of approximately $0.3 million (before preferred dividends of $8.1 million) or $0.01 per share of common stock.

     Our net losses for 1998 primarily reflect:

     o         decreases in the price of gold, lead and zinc;
     o         decreases in the production and sale of gold; and
     o         increases in cost of sales and production.

     If the current prices of metals do not improve, we anticipate that these losses will continue. Many of the factors affecting our operating results are out of our control, and we cannot foresee whether our operations will generate sufficient revenue for us to become profitable.


In addition to federal and state regulation, we are subject to private litigation involving environmental matters.

     On October 22, 1998, we were served with a lawsuit in the Superior Court of Kern County, California. In the suit, 74 plaintiffs allege that during the period from 1960 through the present, we caused personal injury and property damage to the plaintiffs. The plaintiffs allege claims for general negligence, nuisance, trespass, statutory violations, ultra-hazardous activities, strict liability, and other torts and are seeking $29.6 billion in monetary damages from us. We have provided notice and demand for defense/indemnity to our insurance carriers providing coverage for the Cactus Gold Mine operation. To date, the insurance carriers have not responded. Based on a preliminary review of the allegations in the complaint, we believe that the allegations are meritless and the damage claims are frivolous, and we will vigorously defend ourselves against these claims. However, if plaintiffs are successful, this litigation could have a material adverse effect on our operations, financial condition and/or cash flows and could cause our business to fail.


Our earnings may be affected by metal price volatility.

     A significant portion of our revenues are derived from the sale of gold, silver, lead and zinc. As a result, our earnings are directly related to the prices of these metals. Gold, silver, lead and zinc prices fluctuate widely and are affected by numerous factors including:

     o         expectations for inflation;

     o         speculative activities;
     o         relative exchange rate of the U.S. dollar;
     o         global and regional demand and production;
     o         political and economic conditions; and
     o         production costs in major producing regions.

     These factors are beyond our control and are impossible for us to predict. If the market prices for these metals fall below our costs to produce them for a sustained period of time, we will experience additional losses and may have to discontinue development or mining at one or more of our properties.

     In the past, we have used limited hedging techniques to reduce our exposure to price volatility, but we may not be able to do so in the future. See "--Our hedging activities could expose us to losses."

The volatility of metals prices may adversely affect our development and exploration efforts.

     Our ability to produce gold and silver in the future is dependent upon our exploration efforts, and our ability to develop new ore reserves. If prices for these metals continue to decline, it may not be economically feasible for us to continue our development of a project or to continue commercial production at some of our properties.

Our development of new ore bodies may cost more and provide less return than we estimated.

     Our ability to sustain or increase our current level of production of metals partly depends on our development projects--our ability to develop new ore bodies and/or expand existing mining operations. Before we can begin a development project, we must first determine whether it is economically feasible to do so. This determination is based on estimates of several factors, including:

     o         reserves;
     o         expected recovery rates of metals from the ore;
     o         facility and equipment costs;
     o         capital and operating costs of a development project;
     o         future metal  prices;
     o         comparable facility and equipment costs; and
     o         anticipated climate conditions.

     Development projects may have no operating history upon which to base these estimates, and these estimates are based in large part on our interpretation of geological data obtained from a limited number of drill holes and other sampling techniques. As a result, actual cash operating costs and returns from a development project may differ substantially from our estimates.

Our available cash and cash flows may be inadequate to fund expansion projects and acquisitions or reduce our debt.

     Based on our estimate of metals prices for 1999, we currently believe that our cash, operating cash flows and amounts available for us to borrow from our revolving and term loan credit facility will be adequate to fund our

     o         anticipated minimum capital expenditure requirements;
     o         idle property expenditures;
     o         exploration expenditures; and
     o         preferred dividend requirement.

     We will need additional cash to fund possible metals and industrial minerals expansion projects, or acquisitions and to reduce our outstanding debt. To help generate this additional cash flow, we plan to sell our MWCA subsidiary and certain other assets. We have also implemented cost cutting measures in an effort to further reduce our costs. If we cannot sell MWCA or if the sale proceeds are insufficient, and we are unable to find alternative sources of financing, such as equity offerings, we may not be able to pay for expansion projects or acquisitions and we may be unable to reduce our outstanding debt. Moreover, we cannot assure you that our cost cutting measures will be successful.

Our mineral exploration efforts may not be successful.

     Our ability to expand or replace depleted ore reserves depends on the success of our exploration program. Mineral exploration, particularly for gold and silver, is highly speculative. It involves many risks and is often nonproductive. Even if we find a valuable deposit of minerals, it may be several years before production is possible. During that time, it may become economically infeasible to produce those minerals. Establishing ore reserves requires us to make substantial capital expenditures and, in the case of new properties, to construct mining and processing facilities. As a result of these costs and uncertainties, we may not be able to expand or replace our existing ore reserves as they are depleted by current production.

Our ore reserve estimates may be imprecise.

     Our ore reserve figures are primarily estimates made by our technical personnel and are not guarantees that we will recover the indicated quantities of these metals. Our reserve estimates for properties that have not yet started may change based on actual production experience. In addition, the economic value of ore reserves containing relatively lower grades of mineralization may be adversely affected by:

     o         declines in the market price of the various metals we mine;
     o         increased production costs; or
     o         reduced recovery rates.

     Short-term operating factors relating to our ore reserves, such as the need to sequentially develop ore bodies and the processing of new or different ore grades, may adversely affect our profitability. We use forward sales contracts and other hedging techniques to partially offset the effects of a drop in the market prices of the metals we mine. However, if the price of metals that we produce declines substantially below the levels used to calculate reserves for an extended period, we could experience:

     o         delays in new project development;
     o         increased net losses;

     o         reduced cash flow;
     o         reductions in reserves; and
     o         possible write-down of asset values.

We face strong competition from other mining companies for the acquisition of new properties.

     Mines have limited lives. As a result, we continually seek to replace and expand our reserves through the acquisition of new properties. Because we face strong competition for new properties from other mining companies, some of whom have greater financial resources than we do, we may be unable to acquire attractive new mining properties on terms that we consider acceptable.

The titles to some of our properties may be defective.

     Unpatented mining claims constitute a significant portion of our undeveloped property holdings. The validity of these unpatented mining claims is often uncertain and may be contested. In accordance with mining industry practice, we do not generally obtain title opinions until we decide to develop a property. Therefore, while we have attempted to acquire satisfactory title to our undeveloped properties, some titles may be defective.

Our operations may be adversely affected by risks and hazards associated with the mining industry.

     Our business is subject to a number of risks and hazards including:

     o         environmental hazards;
     o         industrial accidents;
     o         labor disputes;
     o         unusual or unexpected geologic formations;
     o         cave-ins;
     o         rockbursts; and
     o flooding and periodic interruptions due to inclement or hazardous weather conditions.

     Such risks could result in

     o damage to or destruction of mineral properties or producing facilities;
     o         personal injury;
     o         environmental damage;
     o         delays in mining;
     o         monetary losses; and
     o         legal liability.

     For most of these risks, we maintain insurance to protect against these losses at levels consistent with our historical experience and industry practice. However, we may not always be able to pay for this insurance, particularly if there is a significant increase in the cost of premiums. Insurance against environmental risks is generally too expensive for us and other companies in our industry, and, therefore, we do not maintain environmental insurance. To the extent we are subject to environmental liabilities, we would have to pay for these liabilities. Moreover, in the event that we are unable to fully pay for the cost of remedying an environmental problem, we might be required to suspend operations or enter into other interim compliance measures.

Our foreign operations are subject to additional inherent risks.

     We currently conduct operations in Mexico and have exploration projects and operations in Mexico and South America. We anticipate that we will continue to conduct significant international operations in the future. Because we conduct operations internationally, we are subject to:

    o         the effects of local political and economic developments;
    o         exchange controls;
    o         currency fluctuations; and
    o taxation and laws or policies of foreign countries and the United States affecting trade, investment and taxation.

We face substantial governmental regulation and environmental risks.

     Our business is subject to extensive federal, state and local laws and regulations. These laws and regulations also govern the possible effects of our activities on the environment. We have been, and are currently involved in lawsuits in which we have been accused of violating environmental laws, and we may be subject to similar lawsuits in the future. New legislation and regulations may be adopted at any time that results in additional operating expense, capital expenditures or restrictions and delays in the mining, production or development of our properties.

     We maintain reserves for costs associated with mine closure, reclamation of land and other environmental matters. At December 31, 1998, our reserves totaled $29.8 million. We anticipate that we will make expenditures relating to these reserves over the next several years. Future expenditures related to closure, reclamation and environmental expenditures are difficult to estimate. It is possible that, as new information becomes available, changes to our estimates of future closure, reclamation and environmental contingencies could materially adversely affect our future operating results.

Our hedging activities could expose us to losses.

     We engage in hedging activities, such as forward sales contracts and commodity put and call option contracts, to minimize the effect of declines in metals prices on our operating results. While these hedging activities may protect us against low metals prices, they may also limit the price we can receive on hedged products. As a result, we may be prevented from realizing possible revenues in the event that the market price of a metal exceeds the price stated in a forward sale or call option contract.

Year 2000 compliance may adversely impact our business.

     The year 2000 issue arises from the use by software developers of two digits rather than four to denote year dates in software programs, computer hardware operating systems and microprocessor-based embedded controls in automated equipment. As a result, information systems that operate date sensitive software or automated equipment that contains date sensitive microprocessors may interpret "00" to signify 1900 rather than 2000, thereby impairing the ability of the information systems or automated equipment to correctly calculate, sequence, or recognize dates. This could result in serious malfunctions or even complete failures of affected systems.

     As of March 31, 1999, we have completed remediation and end-user testing for 100% of our primary information systems (IS) and these systems are now year 2000 compliant. We have also completed inventories and assessments of non-IS systems and we are currently implementing remediation efforts where necessary.

     We are developing contingency plans for all major components in the event of system failures caused by the Year 2000 issue. We are also using independent consultants to oversee our Year 2000 project and the project is monitored by senior management, who report to the Board of Directors at each respective meeting.

     We have also made inquiry of our critical suppliers and other essential service providers concerning the Year 2000 issue, and will continue to monitor their efforts to become Year 2000 compliant. However, these suppliers and service providers may be adversely affected by the arrival of the Year 2000. We cannot influence or control the efforts of third parties to address the Year 2000 issue, nor can we terminate our dependence on these third party suppliers and service providers.

     Under the reasonably likely worst case scenario, the Year 2000 issue could render us temporarily unable to process and ship our products and could prevent customers from ordering and paying on a timely basis which would have an adverse effect on our business.

                              Hecla Mining Company

     Hecla Mining Company was originally incorporated in 1891, and is principally engaged in the exploration, development and mining of precious and nonferrous metals, including gold, silver, lead and zinc, and certain industrial minerals. We own or have interests in a number of precious and non ferrous metals properties and industrial metals businesses. Our principal producing metals properties include:

     o the Lucky Friday silver mine, located near Mullan, Idaho, which is a significant primary producer of silver in North America;
     o the Greens Creek silver mine, located near Juneau, Alaska, which is a large polymetals mine;
     o         the Rosebud gold mine located near Winnemocca, Nevada; and
     o the La Choya gold mine, located in Sonora Mexico, where we discontinued mining in December 1998.

     Our industrial minerals segment consists of:

     o         Kentucky-Tennessee Clay Company (ball clay and kaolin divisions);
     o         K-T Feldspar Corporation;
     o         K-T Clay de Mexico, S.A. de C.V.; and
     o MWCA, Inc., which operates two divisions: the Colorado Aggregate division and the Mountain West Products division.

     Our industrial minerals segment is a significant producer of three of the four basic ingredients required to manufacture ceramic and porcelain products. At current production rates, we have over 20 years of proven and probable ore reserves of ball clay, kaolin and feldspar.

     In an effort to provide funds for possible metals and industrial minerals expansion projects and to reduce our indebtedness, we have decided to attempt to sell MWCA, Inc.

     Our current strategy is to focus our efforts and resources on expanding our gold and silver reserves and industrial minerals operations through a combination of acquisition and exploration efforts. Our primary mining and development operations are located in North America and Mexico.

     Our principal business office is located at 6500 Mineral Drive, Coeur d'Alene, Idaho 83815- 8788. The telephone number at that address is (208) 769-4100.


                               Recent Developments

Current Status of Bank Credit Agreement

     As of June 14, 1999, we have borrowed approximately $33.8 million (including $9.8 million on solid waste disposal revenue bonds) and we have the ability to borrow approximately an additional $21.2 million under the Bank Credit Agreement, subject to our continuing ability to comply with our covenants in the Restated Bank Credit Agreement.

Monarch Resources Transaction

     On May 17, 1999, we executed with Monarch Resources Limited a purchase agreement under which we will acquire substantially all of the assets of Monarch.

                                 Use of Proceeds

     We will not receive any proceeds from the sale of the shares of common stock by the Selling Shareholders. The net proceeds from the sale of these shares will be received by the Selling Shareholders.


                              Selling Shareholders

     The  table  below  shows  the   following   information   for  the  selling
shareholders:

     o number shares and the percentage the class of common stock beneficially owned by them as of June 25, 1999;
     o         number of shares of common stock covered by this prospectus; and
     o number of shares and the percentage of the class of common stock to be retained after this offering, if any.


                                                       Securities Owned                          Securities Owned
                                                    Prior to Offering(1)(2)                     After Offering(1)(2)
                                                    -----------------------                     --------------------
                                                    Shares of                               Number of         Percent of
   Name of Selling             Shares of          Common Stock         Percent of           Shares of           Common
     Shareholder             Common Stock        Offered Hereby       Common Stock         Common Stock          Stock
     -----------             ------------        --------------       ------------         ------------          -----
Monarch Resources             6,700,250             6,700,250             10.1%                -0-                 -
Limited



                              Plan of Distribution


     We are registering the shares of common stock covered by this prospectus for the benefit of the selling shareholders.

     The shares offered by the selling security holders may be sold from time to time to purchasers directly by the selling security holder or by pledgees, donees, transferees or other successors in interest receiving shares from a selling security holder after the date of this prospectus. As used in this section, the term "selling security holder" includes pledgees, donees, transferees or other successors in interest. In addition, the selling security holder may from time to time offer the shares through underwriters, brokers, dealers or agents who may receive compensation in the form of underwriting discounts, concessions or commissions from the selling security holder and/or the purchasers of these shares for whom they may act as agent. The selling security holders and any underwriters, brokers, dealers or agents who participate in the distribution of these shares may be deemed to be
"underwriters" and any profits on the sale of these shares by them and any discounts, commissions or concessions received by underwriters, brokers, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. To the extent the selling security holders may be deemed to be underwriters, they may be subject to statutory liabilities under the Securities Act. Because selling security holders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the selling security holder will be subject to the prospectus delivery requirements of the Securities Act.

     The selling shareholders may sell our common stock at market prices prevailing at the time of the sale, at prices related to the prevailing market prices, at negotiated prices or other prices as the selling shareholders determine from time to time. The selling shareholders may sell from time to time some or all of their common stock in one or more of the following transactions (which may involve block transactions):

     o on the NYSE or on any other market on which the common stock may from time to time be trading;
     o         in privately negotiated transactions;
     o         short sales;
     o         in ordinary brokers' transactions;
     o         in transactions involving cross or block trades or otherwise;
     o through purchases by brokers, dealers or underwriters as principal and resale by those purchasers for their own accounts under this prospectus;
     o through market makers or into an existing market for the common stock;
     o in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;
     o in transactions involving the writing of options, swaps or other derivatives; or
     o in any combination of the selling options described in this prospectus, or by any other legally available means.

     The selling shareholders may enter into hedging transactions with broker-dealers who may engage in short sales of common stock in the course of hedging the positions they assume. The selling shareholders also may enter into option or other transactions with broker-dealers that require the delivery by those broker-dealers of the common stock. Thereafter, the shares may be resold under this prospectus.

     In addition to selling its common stock under this prospectus, the selling shareholders may:

     o transfer their common stock in other ways not involving market makers or established trading markets, including by gift, distribution or other transfer; or

     o sell their common stock under Rule 144 of the Securities Act, if the transaction meets the requirements of Rule 144.

     In addition to the general sale restrictions described in this section, we have agreed with Monarch Resources Limited ("Monarch") pursuant to a Purchase Agreement between Monarch and Hecla Mining Company dated May 17, 1999, that Monarch shall not, in the aggregate, dispose of more than 25,000 of our common shares during any one trading day. Moreover, so long as Monarch holds at least 20% of the shares that it obtains pursuant to the transactions contemplated by the Purchase Agreement, Monarch shall provide us with reasonable advance notice of the sale. Also, assuming we provide appropriate notice to Monarch, Monarch shall not sell any of our shares within five days prior to any underwritten public offering of our shares.

     The selling shareholders have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time. We cannot assure you that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling shareholders.

     In their selling activities, the selling shareholders will be subject to applicable provisions of the Securities Exchange and its rules and regulations, including Regulation M, which may limit the activity of the selling shareholders and the timing of purchases and sales of our common stock. Regulation M may prohibit persons engaged in a distribution of securities from simultaneously engaging in market making and certain other activities for these securities for a specified period of time prior to the start of distributions, subject to exceptions or exemptions. This may affect the marketability of the shares of our common stock. Any selling shareholders who may be "affiliated purchasers" of ours as defined in Regulation M, have been advised that they must coordinate their sales under this prospectus with each other and us for purposes of Regulation M.

     Underwriters participating in any offering made pursuant to this Prospectus may receive underwriting discounts and commissions, and discounts or concessions may be allowed or reallowed or paid to dealers, and brokers or agents participating in such transactions may receive brokerage or agent's commission of fees.

     In conjunction with sales to or through brokers, dealers or agents, the selling shareholders may agree to indemnify them against liabilities arising under the Securities Act. We know of no existing arrangements between the selling shareholders, any other shareholder, broker, dealer, underwriter or agent relating to the sale or distribution of our common stock.

     We will amend or supplement this prospectus if required under the Securities Act disclosing (i) the name of each selling security holder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which shares were sold, (iv) the commissions paid or discounts or concessions allowed to the broker-dealer(s), where applicable, (v) that the broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in the prospectus and (vi) other facts material to the transaction.


                                  Legal Matters

     Ballard Spahr Andrews & Ingersoll, LLP, Denver, Colorado will pass upon the validity of the shares common stock offered by this prospectus.


                                     Experts

     The consolidated financial statements of Hecla Mining Company incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 1998, have been so incorporated in reliance on the report (which contains an explanatory paragraph describing the change in the method of accounting for environmental remediation liabilities in 1996) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

Securities and Exchange Commission Position on Certain Indemnification

     The Delaware General Corporation Law provides for indemnification by a corporation of costs incurred by directors, employees, and agents in connection with an action, suit, or proceeding brought by reason of their position as a director, employee, or agent. The person being indemnified must have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation.

     Our Articles of Incorporation obligate us to indemnify our directors and officers to the fullest extent permitted under Delaware law.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                                     PART II

                     Information Not Required in Prospectus

Item 14.  Other Expenses of Issuance and Distribution
          --------------------------------------------

     The estimated expenses of this offering, all of which are to be borne by the registrant, are as follows:

         Securities and Exchange Commission filing fee............     $  4,448
         Printing and engraving ..................................        2,500*
         Accounting fees and expenses.............................        5,000*
         Legal fees and expenses .................................       20,000*
         Blue sky fees and expenses (including related legal fees)        1,000*
         Transfer agent fees .....................................          500*
         Miscellaneous ...........................................        1,552*
                                                                       --------

         Total....................................................     $ 35,000
                                                                       ========


*Estimated


Item 15.  Indemnification of Directors and Officers.
          ------------------------------------------

     The registrant's Articles of Incorporation eliminate the personal liability of directors to the registrant or its shareholders for monetary damages for breach of fiduciary duty to the extent permitted by Delaware law. The registrant's Articles of Incorporation and By-Laws provide that the registrant shall indemnify its officers and directors to the extent permitted by Delaware law, which authorizes a corporation to indemnify directors, officers, employees or agents of the corporation in non-derivative suits if such party acted in good faith and in a manner such party reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The Delaware General Corporation Law further provides that indemnification shall be provided if the party in question is successful on the merits or otherwise.


Item 16.  Exhibits

     The following Exhibits are filed as part of this Registration Statement:

Exhibit
Number      Description
------      -----------

3.1         Articles of Incorporation of Hecla Mining Company.**

5.1         Opinion of Ballard Spahr Andrews & Ingersoll, LLP*

23.1        Consent of Ballard Spahr Andrews & Ingersoll, LLP (included in
            Exhibit 5.1 to this registration statement).*

23.2 Consent of PricewaterhouseCoopers LLP, independent public accountants.*

-----------------

*  Filed herewith.
** Previously filed.

Item 17.  Undertakings
          ------------

A.       Rule 415 Offering

     The undersigned registrant hereby undertakes:

          (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the law or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 159d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

B.       Filings Incorporating Subsequent Exchange Act Documents by Reference


     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.       Request for Acceleration of Effective Date

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, in the City of Coeur d'Alene, State of Idaho on the 25th day of June, 1999.


                             HECLA MINING COMPANY



                             By: /s/  Arthur Brown
                                 -----------------------------------------------
                                 Arthur Brown
                                 Chairman, President and Chief Executive Officer


     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
registration statement has been signed by the following persons in the capacities and on the dates indicated.


          Name                                 Capacity                                    Date
          ----                                 --------                                    ----

/s/  Arthur Brown                      Chairman, President and Chief Executive          June 25, 1999
-------------------------------------  Officer (principal executive officer)
         Arthur Brown

/s/  John P. Stilwell                  Vice President - Chief Financial Officer         June 25, 1999
-------------------------------------  (principal financial officer)
         John P. Stilwell

/s/  Lewis E. Walde                    Assistant Controller                             June 25, 1999
-------------------------------------  (principal accounting officer)
         Lewis E. Walde

/s/  John E. Clute                     Director                                        June 25, 1999
-------------------------------------
By Michael B. White, Attorney-in-Fact


/s/  Joe Coors Jr.                     Director                                        June 25, 1999
-------------------------------------
By Michael B. White, Attorney-in-Fact


/s/  Ted Crumley                       Director                                        June 25, 1999
-------------------------------------
By Michael B. White, Attorney-in-Fact

/s/  Leland O. Erdahl                  Director                                        June 25, 1999
-------------------------------------
By Michael B. White, Attorney-in-Fact


/s/  Charles L. McAlpine               Director                                        June 25, 1999
-------------------------------------
By Michael B. White, Attorney-in-Fact


/s/  Thomas J. O'Neil                  Director                                        June 25, 1999
-------------------------------------
By Michael B. White, Attorney-in-Fact






        Name                                   Capacity                                  Date
        ----                                   --------                                  ----

                                        Director                                        June __, 1999
-------------------------------------
         Jorge E. Ordonez C.


/s/  Paul A. Redmond                    Director                                        June 25, 1999
-------------------------------------
By Michael B. White, Attorney-in-Fact




                                POWER OF ATTORNEY


     The undersigned directors of Hecla Mining Company (the "Corporation") hereby appoint Arthur Brown, John P. Stilwell and Michael B. White, and each of them, as their true and lawful attorneys-in-fact, with full power for and on their behalf to execute, in their names and capacities as directors of the corporation, and to file with the Securities and Exchange Commission on behalf of the corporation under the Securities Act of 1933, as amended, any and all Registration Statements (including any and all amendments or post-effective amendments thereto) pursuant to which 6,736,842 shares of the Corporation's Common Stock are to be registered for sale by Monarch Resources Limited.

     This Power of Attorney automatically ends as to each appointee upon the termination of his service with the Corporation.

     In witness thereof, the undersigned have executed this Power of Attorney on this ________ day of ________, 1999.



------------------------------------           ---------------------------------
         John E. Clute                             Joe Coors Jr.


------------------------------------           ---------------------------------
         Ted Crumley                               Leland O. Erdahl


------------------------------------           ---------------------------------
         Charles L. McAlpine                       Thomas J. O'Neil


------------------------------------           ---------------------------------
         Jorge E. Ordonez C.                       Paul A. Redmond

                       SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C.






                                    EXHIBITS

                                       TO


                                    FORM S-3

                             REGISTRATION STATEMENT

                                      UNDER

                     THE SECURITIES ACT OF 1933, AS AMENDED







                              Hecla Mining Company
                     ---------------------------------------
                    (Name of Company as specified in charter)

                              HECLA MINING COMPANY

                         FORM S-3 REGISTRATION STATEMENT

     The following Exhibits are filed as part of the Registrant's Form S-3 Registration Statement pursuant to Item 601 of Regulation S-K.

Exhibit
Number       Description
------       -----------

3.1          Articles of Incorporation of Hecla Mining Company**

5.1          Opinion of Ballard Spahr Andrews & Ingersoll, LLP.*

23.1         Consent of Ballard Spahr Andrews & Ingersoll, LLP (included in
             Exhibit 5.1 to this registration statement).*

23.2 Consent of PricewaterhouseCoopers LLP, independent public accountants.*

--------------------

* Filed herewith.
** Previously filed.